As filed with the Securities and Exchange Commission on April 30, 2007                                     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

QSOUND LABS, INC.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	98-0152203
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

400 – 3115 12th Street NE

Calgary, Alberta  T2E 7J2

Address of Principal Executive Offices

2007 Equity Compensation Plan for Officers, Employees and Consultants

Stock Option Agreement between QSound Labs, Inc. and Aksys Networks, Inc.

 (Full Title of the Plan)

M. Patty Chakour

5742 E. Le March Avenue, Scottsdale AZ 85254

(Name, and address of agent for service)

(602) 375-6468

 (telephone number, including area code, of agent for service)

Copies to:

Kimberley Anderson

Dorsey and Whitney LLP

1420 Fifth Avenue, suite 3400

Seattle, Washington 98101

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Shares to be issued upon exercise of outstanding stock options	50,000 shares	$2.05	$102,500	$3.15
Common Shares issuable under, or upon exercise of options which may be granted pursuant to, the Equity Compensation Plan	750,000	$4.78 (3)	$3,585,000	$110.06
Total	800,000 shares		$3,687,500	$113.21

(1) Common shares, without par value, offered by the Registrant, pursuant to the Equity Compensation Plan and Agreement described above.

(2) Calculated in accordance with Rule 457 (c) and (h).  50,000 common shares will be issued at $2.05 upon exercise of outstanding stock options for an aggregate exercise price of $102,500.  750,000 common shares are issuable under, or upon exercise of options which may be granted pursuant to, the Equity Compensation Plan.

(3)  Based on the average high and low prices of our common stock reported on the NASDAQ Capital Market for April 27, 2007.

Page 1 of 7 pages.  Exhibit Index begins at page 7.

The terms “QSound”, “our company”, “the company”, “we”, “us” and “our” as used in this prospectus on Form S-8 refer to QSound Labs, Inc. and its subsidiaries, including QSound Ltd., QCommerce Inc. and QTelNet Inc., as a combined entity, except where the context requires otherwise.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

The documents listed below are incorporated by reference in this Registration Statement.

a)

Our latest annual report on Form 20-F filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the fiscal year ended December 31, 2006.

b)

 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.

c)

The description of our securities contained in our registration statement under on Form 20-F filed with the Securities and Exchange Commission on September 28, 1988.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The laws of Alberta and QSound’s Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

Section 124 of the Alberta Business Corporation Act (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)

the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2)

A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director of officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).

(3)

Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body  corporate, if the person seeking indemnity

(a)

was substantially successful on the merits on the person’s defense of the action or proceeding,

(b)

fulfills the conditions set out in subsection (1)(a) and (b), and

(c)

is fairly and reasonably entitled to indemnity.

(3.1)

A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4)

A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)

in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)

in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)

A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6)

On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

For the purposes of Section 124, “Court” means the Court of Queen’s Bench of Alberta.

Our Articles provide that, subject to the provisions of the ABCA, except in respect of an action by or on behalf of QSound or a body corporate to procure a judgment in its favour, we shall indemnify a current or former director of officer, or a person who acts or acted at our request as a director or officer of a corporation of which we are or were a shareholder or a creditor, and the person’s heirs and legal representatives from and against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of QSound or body corporate, if: (a) the person acted honestly and in good faith with a view to the best interests of QSound; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his conduct was lawful.

Our Articles further provide that, subject to the approval of a Court, we shall indemnify a current or former director or officer, or a person who acts as a director or officer of a corporation of which we are or were a shareholder or a creditor, and the person’s heirs and legal representatives, in respect of an action by or on behalf of QSound or a body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or officer or body corporate, from and against all costs, charges and expenses reasonably incurred by the person in connection with such action if the person fulfills the conditions set out in sections (a) and (b) of the preceding paragraph.  A person referred to in this paragraph shall be entitled to indemnity from QSound in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of QSound or body corporate, if the person seeking indemnity: (a) was substantially successful on the merits of the person’s defense of the action or proceeding; and (b) fulfills the conditions set out in sections (a) and (b) of the preceding paragraph.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibits

Number

Document Description

4.1

2007 Equity Compensation Plan for Officers, Employees and Consultants

4.2

Aksys Networks, Inc. Option Agreement

5.1

Opinion of Joanna Varvos, Esq.

23.1

Consent of Joanna Varvos, Esq. (included in Exhibit 5.1)

23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24.1

Power of Attorney (see Signature Page)

Item 9. Undertakings

(a)

Rule 415 Offering.

QSound hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration statement;

(2)

That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

Filings Incorporating Subsequent Exchange Act Documents by Reference.

QSound hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Indemnification for Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of QSound pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by QSound of expense incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of an appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, QSound Labs, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on April 27, 2007.

QSOUND LABS, INC.

BY:      /s/ David Gallagher

      David Gallagher

      Director, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Gallagher and Joanna Varvos, or either of them, his/her attorneys-in-fact, with the power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ David Gallagher

President, Chief Executive Officer and Director

April 27, 2007

David J. Gallagher

(Principal Executive, Accounting and Financial

Officer)

/s/ Patty Chakour

Director

and Authorized U.S. Representative

April 27, 2007

M. Patty Chakour

/s/ Tony Stelliga

Director

April 27, 2007

D. Tony Stelliga

EXHIBIT INDEX

Exhibit

Number

Document Description

4.1

2007 Equity Compensation Plan for Officers, Employees and Consultants

4.2

Aksys Networks, Inc. Option Agreement

5.1

Opinion of Joanna Varvos, Esq.

23.1

Consent of Joanna Varvos, Esq. (included in Exhibit 5.1)

23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24.1

Power of Attorney (see Signature Page)